Exhibit 5.1

Brent D. Fassett

(720) 566-4025

fassettbd@cooley.com

June 24, 2008

Allos Therapeutics, Inc.

11080 CirclePoint Road

Suite 200

Westminster, CO  80020

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Allos Therapeutics, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 12,550,843 shares of the Company’s Common Stock, $0.001 par value, (the “Shares”), pursuant to its 2008 Equity Incentive Plan (the “Plan”) and (ii) 12,550,843 Rights to Purchase Series A Junior Participating Preferred Stock (the “Purchase Rights”) pursuant to the Rights Agreement, dated May 6, 2003, as amended (the “Rights Agreement”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation, Bylaws and the Rights Agreement, each, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents, where authorization, where due execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.  Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Rights Agreement, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Brent D. Fassett

Brent D. Fassett

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